Exhibit 10.6.3

DAILY ADJUSTING LIBOR RATE/DAILY ADJUSTING LIBOR RATE WITH FLOOR

ADDENDUM TO LOAN AND SECURITY AGREEMENT

This Daily Adjusting LIBOR Rate/ Daily Adjusting LIBOR Rate with Floor Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of July 31, 2009, by and among Comerica Bank (“Bank”), Convio, Inc., a Delaware corporation (“Parent”), and certain of Parent’s Subsidiaries signatory hereto (collectively, jointly and severally, with Parent, “Borrowers” and each individually a “Borrower”).  This Addendum supplements the terms of the Loan and Security Agreement dated October 26, 2007 (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Agreement”).

1.                                       Definitions.  As used in this Addendum, the following terms shall have the following meanings.  Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

b.                                      “Applicable Interest Rate” means the Daily Adjusting LIBOR Rate plus the Applicable Margin, the Daily Adjusting LIBOR Rate with Floor plus the Applicable Margin or (subject to the terms of this Addendum) the Prime Referenced Rate plus the Applicable Margin, as selected by Administrative Borrower from time to time or as otherwise determined in accordance with the terms and conditions of this Addendum.

c.                                       “Applicable Margin” means:

(1)                                  in respect of Daily Adjusting LIBOR Rate, three and one-quarter percent (3.25%) per annum; and

(2)                                  in respect of the Daily Adjusting LIBOR Rate with Floor and, to the extent applicable, the Prime Referenced Rate, three percent (3.00%) per annum.

d.                                      “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rates, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

e.                                       “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)                                  for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)                                  1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

f.                                         “Daily Adjusting LIBOR Rates” means, collectively, the Daily Adjusting LIBOR Rate and the Daily Adjusting LIBOR Rate with Floor.

g.                                      “Daily Adjusting LIBOR Rate with Floor” means the Daily Adjusting LIBOR Rate; provided, however, in no event and at no time shall the Daily Adjusting LIBOR Rate be less than two percent (2.00%) per annum.

h.                                      “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Administrative Borrower.

i.                                          “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

f.                                         “Prime Referenced Rate” means a per annum interest rate which is equal to the Prime Rate, but in no event less than two and one-half percent (2.50%) per annum.

2.                                       Interest Rate Options.  Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Daily Adjusting LIBOR Rate plus the Applicable Margin or the Daily Adjusting LIBOR Rate with Floor plus the Applicable Margin, except during any period of time during which, in accordance with the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3.                                       Payment of Interest.  Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable pursuant to the terms of the Agreement.  In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum.  Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Daily Adjusting LIBOR Rates or, to the extent applicable, the Prime Referenced Rate on the date of each such change.

4.                                       Bank’s Records.  The amount and date of each advance under the Agreement, its Applicable Interest Rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrowers of its obligations to repay Bank all amounts payable by Borrowers to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.   For any advance under the Agreement bearing interest at the Daily Adjusting LIBOR Rates, if Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such advance on the books of such LIBOR Lending Office.

5.                                       Default Interest Rate.  From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at the default rate set forth in the Agreement, which interest shall be payable upon demand.  In addition to the foregoing, a late payment charge equal to the amount set forth in the Agreement may be charged on any payment not received by Bank in accordance with the terms and conditions set forth in the Agreement, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement.  In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6.                                       Prepayment.   Borrowers may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Borrowers hereby acknowledge and agree that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7.                                       Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rates.

a.                                       If, at any time, Bank determines that, (1) Bank is unable to determine or ascertain the Daily Adjusting LIBOR Rate or the Daily Adjusting LIBOR Rate with Floor, or (2) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank, or (3) the Daily Adjusting LIBOR Rate plus the Applicable Margin or the Daily Adjusting LIBOR Rate with Floor plus Applicable Margin will not accurately or fairly cover or reflect the cost to Bank of maintaining any of the Obligations under this Addendum at such Daily Adjusting LIBOR Rate, then Bank shall forthwith give notice thereof to Administrative Borrower.  Thereafter, until Bank notifies Administrative Borrower that such conditions or circumstances no longer exist, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for all Obligations during such period of time.

b.                                      If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for Bank (or its LIBOR Lending Office) to make or maintain any Obligations under the Agreement with interest based upon the Daily Adjusting LIBOR Rates, Bank shall forthwith give notice thereof to Administrative Borrower.  Thereafter, until Bank notifies Administrative Borrower that such conditions or circumstances no longer exist, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for all Obligations during such period of time.

c.                                       If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office), or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrowers shall pay to Bank, within fifteen (15) days of Administrative Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction.  A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Administrative Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

d.                                      In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrowers shall pay to Bank, within fifteen (15) days of Administrative Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations.  A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Administrative Borrower, shall be conclusive and binding for all purposes absent manifest error.

8.                                       Legal Effect.  Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9.                                       Conflicts.  As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

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IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

CONVIO, INC.

By:	/s/ James R. Offerdahl
Name:	James R. Offerdahl
Title:	CFO

GETACTIVE SOFTWARE, INC.

By:	/s/ James R. Offerdahl
Name:	James R. Offerdahl
Title:	CFO

COMERICA BANK

By:	/s/ Donna Day
Name:	Donna Day
Title:	Vice President